As filed with the Securities and Exchange Commission on April 2, 1999

                                              Registration No. 333-_____
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                             -----------------------
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ONHEALTH NETWORK COMPANY
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

      WASHINGTON                      7372                  41-1686038
(State of incorporation         Primary Standard          (IRS Employer
    or organization)               Industrial           Identification No.)
                               Classification Code
                                     Number

                          808 HOWELL STREET, SUITE 400
                            SEATTLE, WASHINGTON 98101
                                 (206) 583-0100
--------------------------------------------------------------------------------
        (Address, including zip code, and telephone number including area code, of registrant's principal executive office)

                   ROBERT N. GOODMAN, CHIEF EXECUTIVE OFFICER
--------------------------------------------------------------------------------
                          808 HOWELL STREET, SUITE 400
                            SEATTLE, WASHINGTON 98101
                                 (206) 583-0100
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                    ----------------------------------------

                        Copies of all communications to:
                                 C. Kent Carlson
                            Christopher H. Cunningham
                            Preston Gates & Ellis LLP
                           701 Fifth Avenue Suite 5000
                         Seattle, Washington 98104-7078
                                 (206) 623-7580

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AT SUCH TIME OR TIMES AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS THE SELLING SHAREHOLDERS SHALL DETERMINE.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|




                                                    CALCULATION OF REGISTRATION FEE


     TITLE OF EACH CLASS OF          AMOUNT TO BE      PROPOSED MAXIMUM OFFERING       PROPOSED MAXIMUM           AMOUNT OF
      SECURITIES REGISTERED           REGISTERED          PRICE PER SHARE(1)       AGGREGATE OFFERING PRICE    REGISTRATION FEE
------------------------------    ------------------   -------------------------  --------------------------   -----------------
Common Stock, $0.01 par value      2,596,000 shares       $ 14.00                     $36,344,000                 $10,103.63


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                 An exhibit index appears on page 1 of PART II.

Subject to Completion dated April 2, 1999

                                   PROSPECTUS
                                2,596,000 Shares

                            OnHealth Network Company
                     Common Stock, $.01 par value per share

         January 29, 1999, we sold 2,596,000 Common Stock to certain shareholders. We are filing this registration statement and prospectus on behalf of the selling shareholders and they are offering all the shares of Common Stock offered in this prospectus so that they may offer and sell shares in the public market and otherwise. The selling shareholders and the number of shares of our common stock the selling shareholders may sell under this prospectus are listed on page 14 of this prospectus.

         The selling shareholders may offer their shares through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices, or at privately negotiated prices.


         Our common stock is listed on the Nasdaq SmallCap Market under the ticker symbol "ONHN". On March 31, 1999, the closing price of one share of OnHealth common stock on the Nasdaq SmallCap Market was $13.625. We will receive none of the proceeds from the sale of the Shares.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OR PASSED UPON THE
       ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is April ___, 1999

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT THAT WE HAVE FILED WITH THE SEC. THE REGISTRATION STATEMENT CONTAINS EXHIBITS AND OTHER INFORMATION NOT INCLUDED IN THE PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN.



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                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION...........................................3

THE COMPANY...................................................................4

RECENT DEVELOPMENTS...........................................................4

RISK FACTORS..................................................................5

USE OF PROCEEDS..............................................................14

DESCRIPTION OF OUR SECURITIES................................................14

SELLING SHAREHOLDERS.........................................................15

PLAN OF DISTRIBUTION.........................................................16

LEGAL MATTERS................................................................16

EXPERTS......................................................................16

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         1. Annual Report of OnHealth Network Company on Form 10-K for the fiscal year ended December 31, 1998;

         2. Proxy Statement of IVI Publishing, Inc.* for the annual meeting of shareholders held June 16, 1998.

* We changed our name from IVI Publishing, Inc. to OnHealth Network Company on June 16, 1998.

         You may request a copy of these filings or a copy of any or all of the documents referred to above which have been or may be incorporated in this prospectus by reference, at no cost, by writing us at the following address:

Corporate Secretary
808 Howell Street, Suite 400
Seattle, Washington 98101
(206) 583-0100


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

                                   THE COMPANY

         It is our intent to become the premier source of health-related information on the world wide web. In the past, under the name IVI Publishing, Inc., we published in CD-ROM and other formats health related information for some of America's best-known health-care facilities in partnership with some of America's most prestigious media firms. Historically, our attention and resources have been directed to the cable television, CD-ROM and online interactive media markets.

         With the rapid rise of the internet as a source of information for consumers, we have focused our company's efforts at creating a web site for consumers of health information that is easy to use, provides custom features for users and encourages frequent usage. Our flagship web site, located at www.onhealth.com, opened in July 1997 and was re-released in July of 1998.

         We hope to distinguish ourselves by "cutting through the clutter" of the internet becoming the source for health-related information by locating and packaging up-to-date and reliable information. By doing so, we will attain a large number of consumers visiting our web site, which is essential to obtaining advertising revenues.
         We were originally incorporated in August 1990 in the State of Minnesota under the name Interactive Television, Inc. We changed our name to Interactive Ventures, Inc. in March 1991, IVI Publishing, Inc. in August 1993, and in connection with our move to Washington and re-incorporation there, OnHealth Network Company in June of 1998. Our principal executive offices are located at:

808 Howell Street, Suite 400
Seattle, Washington 98101
(206) 583-0100

                               RECENT DEVELOPMENTS

         On October 30, 1998, we closed a transaction involving the issuance of 1,000,898 shares of common stock. On December 14, 1998, we closed a transaction involving the issuance of 542,419 shares of common stock. The December 14, 1998 transaction resulted from our exercise of a previously issued put option in the October 30, 1998 transaction. The shares of common stock issued on October 30, 1998 and December 14, 1998 were issued to two different accredited investors. The terms of these issuances potentially obligated us to issue additional shares of common stock (depending on the future performance of the common stock). Such reset provisions only relate to those shares purchased by the two investors on October 30, 1998 and December 14, 1998. As of March 31, 1999, all of the shares of common stock subject to the Reset Provisions have been sold and no such Reset Provisions apply to any of our outstanding common stock.

         On January 29, 1999, we completed the private placement of 2,596,000 shares of Common Stock, at a negotiated price of $5.50 per share, to the selling shareholders listed in the Selling Shareholder table and in the respective amounts set forth therein.


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


                                  RISK FACTORS

     Investment in the shares of common stock offered in this prospectus (the "Shares") involves a high degree of risk. You should consider the following discussion of risks as well as other information in this prospectus before purchasing any Shares.

     RELIANCE ON EXTERNAL FINANCING. We completed a $14.3 million private placement of common stock in January 1999. Based on the private placement and our cash and cash equivalents at December 31, 1998, we expect to have sufficient resources to meet our ongoing financial obligations and operate at least through December 31, 1999. Our operations generated a negative cash flow during 1998. The degree to which we are a net user of cash may increase during the calendar 1999, as a result of the expansion plans for the OnHealth network and our marketing and distribution relationships and as a consequence of focusing on a new business model. We are exploring and will continue to explore external financing to ensure continued operations beyond December 31, 1999. There can be no assurance that additional capital, on a debt or equity basis, will be found, or if found that it will be on economically viable terms. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders will be reduced, shareholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the holders of common stock.

     LIMITED OPERATING HISTORY AND ACCUMULATED DEFICIT; CONTINUING OPERATING LOSSES. We were incorporated in 1990 and have been operating continuously since 1991. However, we have only been active online since 1996 and the OnHealth network web site was established in July 1997 and relaunched in July 1998. Because of this limited history on the internet, there is little information investors can use to analyze our financial results relating to our internet web site. Since 1990, we have generated an accumulated deficit of approximately $90 million (through December 31, 1998). Our ability to generate profits depends upon our ability to attract consumers to our web site and how we leverage those visits. This means we need to create significant revenue streams from our web site, earn substantial gross margins on those revenue streams and control our costs of operation. We anticipate continued significant operating losses at least through 1999, as the OnHealth web site is improved and marketed and the OnHealth network is enhanced. There can be no assurance that profitability will ever be attained.

     SHIFT TO ADVERTISING REVENUES MAY NOT REPLACE REVENUES FROM SALES OF CD-ROMS. Since we began operations in 1990 and until early 1998, most of our revenues were based on development, sales and support of CD-ROM titles. In January 1998, the new management team changed our core business focus to internet web site hosting of health care related content and the dissemination of health and wellness information from our web site. The principal form of revenue from this business model is advertising. Revenues from CD-ROMs have declined significantly since 1995; however, advertising revenues may never be sufficient to offset such declines in revenue. There is little information available to assess the potential profitability or viability of our business. In other words, we essentially face the same risks and uncertainties of any new venture, and there can be no assurance that we will be any more successful in this venture than in our previous business activities.


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


     RELIANCE ON ADVERTISING REVENUES. We anticipate that a substantial portion of our revenues will come from the sale of advertisements on our web pages. Our strategy is to continue to develop advertising and other methods of generating revenues. We are in the early stages of licensing our products and technology and in implementing our advertising program. To generate significant advertising revenues, several things need to happen:

                  1. Advertisers must accept the internet as an attractive place to advertise;

                  2. We need to attract a large number of consumers to our web site; and

                  3. Those consumers need to have demographic characteristics attractive to advertisers.

     IMMATURE ADVERTISING MARKET. There is fluid and intense competition in the sale of advertising on the internet. Advertising rates quoted by different vendors vary widely, which makes it difficult to project future levels of advertising revenues. Further, significant and consistent use of the internet by many advertisers depends upon confirmation that the internet is an effective advertising medium. To date, advertisers have not by their actions become convinced of that.

              The internet as an advertising medium has not been available for a sufficient period of time to gauge its effectiveness as compared with traditional advertising media. No standards have been widely accepted for the measurement of the effectiveness of internet-based advertising. Internet advertising rates are based in part on third-party estimates of users of an internet site (referred to as "impressions"). Such estimates are often based on sampling techniques or other imprecise measures, and may
              materially   differ  from  our  estimates.   We  do  not  know  if
              advertisers will accept our or other parties' measurements of impressions.

              Filter software programs that limit or remove advertising from an internet user's desktop are available to consumers. Widespread adoption or increased use of such software by users or the adoption of such software by certain internet access providers could have a material adverse effect upon the viability of advertising on the internet and on our business, results of operations and financial condition.

     SHORT TERM NATURE OF ADVERTISING CONTRACTS; GUARANTEE OF MINIMUM IMPRESSION LEVELS. Substantially all of our advertising contracts have been for terms averaging one to three months in length, with relatively few longer-term advertising contracts. Many of our advertising customers have limited experience with internet advertising, and may not believe internet advertising to be effective compared to traditional advertising media. We cannot assure you that our current advertisers will continue to purchase advertisements on our web site.

              Our advertising contracts typically guarantee the advertiser a minimum number of impressions. To the extent that minimum impression levels are not achieved for any reason, we may be



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


              required to "make good" or provide additional impressions after the contract term. Providing additional impressions may adversely affect the availability of advertising inventory. This may, in turn, adversely affect our business, results of operations and financial condition.

     NEED TO ENHANCE AND DEVELOP ONHEALTH.COM TO REMAIN COMPETITIVE. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of onhealth.com and develop other products and services. Enhancements of or improvements to our web site may contain undetected programming errors that require significant design modifications, resulting in a loss of consumer confidence and user support and a decrease in the value of our brand name recognition. We plan to develop and introduce new features, functions, products and services, such as increased capabilities for user personalization and interactivity. This will require the development or licensing of increasingly complex technologies. We may not succeed in developing or introducing features, functions, products and services that will attract consumers. Such failure would likely have a material adverse effect on our business, results of operations and financial condition.

     FAILURE TO ACHIEVE BRAND IDENTITY. We believe that establishing and maintaining brand identity is a critical aspect of our efforts to attract and expand our user base, internet traffic and advertising relationships. We believe that brand recognition will become increasingly important because of the minimal barriers to entry for competing web sites. We intend to increase our brand awareness through advertising campaigns in publications, radio, online media and other marketing and promotional efforts. If we cannot build a brand recognition that consumers (and eventually advertisers) seek out, we will likely be unable to generate revenues.

              Developing brand recognition is a complex process. It depends, in part, on our success in providing a high quality experience. The value of our brand could be diluted by a variety of events, including poor consumer or advertiser reaction to our web site and services offered on the web site.

     UNPREDICTABILITY OF FUTURE REVENUE STREAMS; POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. Because our online operating history is very limited and the economics of the internet are still evolving, it is difficult to forecast future revenues with a high degree of accuracy. The advertising and retail industries typically experience their best quarter in the fourth quarter of each year, and to the extent that we rely upon advertising revenues, our revenues could similarly fluctuate. Due to the health-related nature of editorial content, however, we believe that our revenues may not be as seasonal as the remainder of the advertising and retail industries. Since our expense levels are based upon anticipated advertising and licensing revenue, we may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in relation to our expectations would have an immediate adverse impact on our business, results of operations and financial condition. In addition, we plan to increase significantly our operating expenses to develop new distribution channels, fund greater



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


     levels of research and development, increase our sales and marketing operations, broaden our customer support capabilities and establish brand identity and strategic alliances.

     DEPENDENCE ON THIRD-PARTY RELATIONSHIPS. We are and will continue to be significantly dependent on a number of third-party relationships to increase traffic on onhealth.com and thereby generate advertising revenues and maintain the current level of service and variety of content for our users. We are generally dependent on other web site operators that provide links to onhealth.com.

              Most of our arrangements with third-party internet sites and other third-party service providers do not require future minimum commitments to use our services, are not exclusive and are short-term or may be terminated at the convenience of the other party. Moreover, we do not have agreements with the majority of other web site operators that provide links to onhealth.com, and such web site operators may terminate such links at any time without notice. There can be no assurance that third parties regard our relationship with them as important to their own respective businesses and operations, that they will not reassess their commitment to us at any time in the future or that they will not develop their own competitive services or products.

              There can be no assurance that we will be able to maintain relationships with third parties that supply us with software or products that are crucial to our success, or that such software or products will be able to sustain any third-party claims or rights against their use. Also, we cannot assure you that the software, services or products of those companies that provide access or links to our services or products will achieve market acceptance or commercial success. Accordingly, we cannot assure you that our existing relationships will result in sustained business partnerships, successful service or product offerings or the generation of significant revenues for us. Failure of one or more of our strategic relationships to achieve or maintain market acceptance or commercial success or the termination of one or more successful strategic relationships could have a material adverse effect on our business, results of operations and financial condition.

     COMPETITION. There are a number of competitors currently delivering online health content, and it is likely that more competitors will emerge in the near future. Many of today's competitors are better financed, have longer operating histories and better brand recognition than we do, and some have internal distribution or cross-promotional opportunities to support their online ventures that we do not have and can not replicate for a reasonable investment. It is possible that existing or emerging competitors may be able to secure critical editorial content or distribution relationships on an exclusive basis, or may raise a provider's expectation about the value of such assets. For these reasons, increased competition may result in diminished profit margins, market share or brand value. The intense competition in the consumer software business continues to accelerate as an increasing number of companies, many of which have financial, managerial, technical and intellectual property resources greater than ours, offer products that compete directly with one or more of our products or services. We believe that the principal competitive factors in attracting advertisers include the amount of traffic on our web site, brand recognition, customer service, the demographics of our user base, our ability to offer targeted audiences and the overall cost effectiveness of the advertising medium we offer. We believe that the number of internet companies relying on internet-based advertising revenue, as well as the number of advertisers and the number of users, will increase substantially in the future. Accordingly, we will likely face increased competition, resulting in increased pricing pressures on our advertising rates, which could have a material adverse effect on our business, results of operation and financial condition.

     DEPENDENCE ON KEY PERSONNEL. Our development and operation is substantially dependent on the services of our President and Chief Executive Officer, Robert N. Goodman and on our General Manager, Rebecca Farwell. The loss of either Mr. Goodman's or Ms. Farwell's services could materially and adversely affect our business prospects. We are also dependent on the continued service of certain other key management as well as our software engineering personnel, the loss of whose services could significantly delay the achievement of our planned development objectives. We have not purchased key man life insurance on any of our personnel. Achievement of our business objectives will require substantial additional expertise in the areas of technology, finance, and marketing. We actively seek additional qualified personnel. Competition for qualified personnel is intense, and the loss of key personnel, or the inability to attract and retain the additional highly skilled personnel required for the expansion of our activities, could have a material adverse effect on our business, results of operations and financial condition.

     RELIANCE ON INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. We regard substantial elements of our web site and underlying technology as proprietary and attempt to protect them by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. We also have entered into confidentiality agreements with our consultants and in connection with our license agreements with third parties and generally seek to control access to and distribution of our technology, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available through the internet, and policing unauthorized use of our proprietary information is difficult.

              Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in internet-related businesses are uncertain and still evolving, and no assurance can be given as to the future viability or value of any of our proprietary rights. There can be no assurance that the steps taken will prevent misappropriation or infringement of our proprietary information, which could have a material adverse effect on our business, results of operations and financial condition.

              Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation might result in substantial costs and diversion of resources and management attention. We cannot assure you that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us, including claims that by directly or indirectly providing hyperlink text links to web sites operated by third parties. Moreover, from time to time, we may be subject to claims of our alleged infringement of the trademarks, service marks and other intellectual property rights of third parties. Such claims and any resultant litigation, should it occur, might subject us to significant liability for damages, might result in invalidation of our proprietary rights and, even if not meritorious, could result in substantial costs and diversion of resources and management attention and could have a material adverse effect on our business, results of operations and financial condition.

              We currently license from third parties certain technologies incorporated into onhealth.com. As we continue to introduce new services that incorporate new technologies, we may be required to license additional technology from others. We cannot assure you that these third-party technology licenses will continue to be available on commercially reasonable terms, if at all. Additionally, we cannot assure you that the third parties from which we currently license our technology will be able to defend their proprietary rights successfully against claims of infringement. As a result, any inability to obtain these technology licenses could result in delays or reductions in the introduction of new services or could adversely affect the performance of our existing services until equivalent technology can be identified, licensed and integrated.

     LIABILITY FOR INFORMATION RETRIEVED FROM OR TRANSMITTED OVER THE INTERNET; LIABILITY FOR PRODUCTS SOLD OVER THE INTERNET. Because materials may be downloaded by the online or internet services that we operate or the internet access providers with which we have relationships and may be subsequently distributed to others, there is a potential that claims will be made against us for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. In addition, the increased attention focused upon liability issues and legislative proposals could materially impact the overall growth of internet use. We could also be exposed to liability with respect to third-party information that may be accessible through our web site, or through content and materials that may be posted by our users on discussion boards that we offer. Such claims might include, among others, that, by directly or indirectly providing hyperlink text links to web sites operated by third parties, we are liable for copyright or trademark infringement or other wrongful actions by such third parties through such web sites. It is also possible that, if any third-party content information provided on our web site contains errors, third parties could make claims against us for losses incurred in reliance on such information.

              Even to the extent such claims do not result in liability, we could incur significant costs in investigating and defending against such claims. The imposition of potential liability for information carried on or disseminated through our systems could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources and limit the attractiveness of our services to users.

              Our general liability insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition.

     RISKS RELATED TO SYSTEM OPERATION. All companies that rely on the internet are dependent upon the continuous, reliable and secure operation of internet servers and related hardware and software. To the extent that service is interrupted, consumers will be inconvenienced and commercial clients will suffer from a loss in advertising or transaction delivery. These shortfalls would directly result in a revenue loss. Our computer and communications hardware are protected through physical and software safeguards. However, they are still vulnerable to fire, earthquake, flood, power loss, telecommunications failures, physical or software break-ins and similar events. We do not have full redundancy for all of our computer and telecommunications facilities and do not carry business interruption insurance to protect us in the event of a catastrophe. Such an event could lead to significant negative impacts on our operating results and financial condition. We are also dependent upon third parties to provide potential users with web browsers and internet and online services necessary for access to our web site. In the past, users have occasionally experienced difficulties with internet and online services due to system failures, including failures unrelated to our systems. Any sustained disruption in internet access provided by third parties could have a material adverse effect on our business, results of operations and financial condition.

     IMPACT OF THE YEAR 2000. The Year 2000 issue is the potential for system and processing failures of date-related data and the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

              We could be affected by Year 2000 issues related to non-compliant information technology ("IT") systems or non-IT systems that we operate or that are operated by third parties. We have substantially completed assessment of our internal and external (third-party) IT systems and non-IT systems. At this point in our assessment, we are not currently aware of any Year 2000 problems relating to systems we operate or that are operated by third parties that would have a material effect on our business, results of operations or financial condition, without taking into account our efforts to avoid such problems. Based on our assessment to date, we do not anticipate that costs associated with remediating our non-compliant IT systems or non-IT systems will be material, although there can be no assurance to such effect.

              To the extent that our assessment is finalized without identifying any additional material non-compliant IT systems we operate or that are operated by third parties, the most reasonably likely worst case Year 2000 scenario is a systemic failure beyond our control,  such as a  prolonged  telecommunications  or  electrical failure. Such a failure could prevent us from operating our business, prevent users from accessing our web site, or change the behavior of advertising customers or persons accessing our web site. We believe that the primary business risks, in the event of such failure, would include, but not be limited to, lost advertising revenues, increased operating costs, loss of customers or persons accessing our web site, or other business interruptions of a material nature, as well as claims of mismanagement, misrepresentation, or breach of contract, any of which could have a material adverse effect on our business, results of operations and financial condition. We have not made any contingency plans to address such risks.

     MANAGEMENT OF POTENTIAL GROWTH. To accommodate the demand of additional editorial content and distribution channels for the OnHealth network, the employee base could grow significantly from the December 31, 1998 level of 34 employees. The expansion of our workforce could place a significant strain on our management, financial resources and infrastructure. We cannot assure you that we will be able to attract and retain employees with the appropriate skill sets, or that we will be able to manage growth effectively. If we are unable to manage growth in the coming years, there could be an adverse affect on our operations.

     RISK ASSOCIATED WITH CERTAIN LITIGATION. In February 1996, an action in the District Court of Hennepin County (Minnesota) was brought by T. Randal Productions et al. against the Company and one current and two former employees. The plaintiffs made various allegations, including misappropriation of corporate opportunities and trade secrets by the Company and its employees and sought award of monetary damages, exemplary damages and royalties substantially in excess of $10.0 million. In November 1997, a jury found that there was no joint venture between T. Randal and the company and/or any of its employees but awarded T. Randal $480,000 plus interest for damages sustained to its business. Plaintiffs moved for a new trial, amended findings and for judgment notwithstanding the verdict. The jury verdict was upheld by the trial court. The plaintiffs appealed this decision to the Minnesota Court of Appeals. In March 1999, the Minnesota Court of Appeals affirmed the decision of the trial court. The Company believes the plaintiffs will petition for a rehearing which Company counsel believes will not be successful. The plaintiffs also have an action pending against certain affiliates of the Company on the same grounds on which the action against the Company was based. The Company has indemnified these affiliates against any damages arising out of these claims. Counsel has advised the Company that the jury verdict in the action against the Company should be controlling in this action against the affiliates.

     RELIANCE ON EXTERNAL CONTENT. We intend to produce only a portion of the editorial content that will be found on the OnHealth network. We will be reliant on third-party firms that have the expertise, technical capability, name recognition, and willingness to syndicate product content for branding and distribution by others. As health-related content grows on the web, there may be increasing competition for the best product suppliers, which may result in a competitor acquiring a key supplier on an exclusive basis, or in significantly higher content prices. Such an outcome could make the OnHealth network less attractive or useful for an end user, or could reduce our profitability. Either event would have a materially adverse impact our results.

     GOVERNMENTAL REGULATION AND LEGAL ISSUES. We are not governed by any laws of any government entity, other than general business and taxation regulations and the general regulations that surround online enterprises. However, with the growing popularity of online usage, various new regulations are possible which may affect privacy, intellectual property rights, marketing, pricing, content, or other issues. The adoption of additional laws in this field may reduce consumer demand for online services, or adversely impact our cost of doing business. Either outcome could have a material adverse affect on our financial results.

     SECURITY RISKS. Experienced programmers or "hackers" could attempt to penetrate our network security. Because a hacker who is able to penetrate our network security could misappropriate proprietary information or cause interruptions in our products and services, we may be required to expend capital and resources to protect against or to alleviate problems caused by such parties. In addition, we may not have a timely remedy against a hacker who is able to penetrate our network security. Such purposeful security breaches could have a material adverse effect on our business, results of operations and financial condition. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability.

     IMPACT OF GENERAL ECONOMIC CONDITIONS. Time spent on the internet by individuals, purchases of new computers and purchases of membership subscriptions to internet sites are typically discretionary for consumers and may be particularly affected by adverse trends in the general economy. The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer spending, including economic conditions (and perceptions of such conditions by consumers) affecting disposable consumer income such as employment, wages and salaries, business conditions, interest rates, availability of credit and taxation, for the economy as a whole and in regional and local markets where we operate. There can be no assurance that consumer spending will not be adversely affected by general economic conditions, which could negatively impact our results of operations or financial condition. Any significant deterioration in general economic conditions or increases in interest rates may inhibit consumers' use of credit and cause a material adverse effect on our revenues and profitability. In addition, our business strategy relies on advertising by and agreements with other internet companies. Any significant deterioration in general economic conditions that adversely affected these companies could also have a material adverse effect on our business, results of operations and financial condition.

     DIVIDENDS. We intend to retain all of our earnings, if any, for use in the business and do not anticipate paying any cash dividends in the foreseeable future. Pursuant to our Articles of Incorporation and Bylaws, the payment of dividends is subject to the discretion of our Board of Directors and any terms and conditions imposed by law.

NOTE REGARDING FORWARD LOOKING STATEMENTS

     Certain statements made in this prospectus, that are summarized here, are forward-looking statements that involve risk and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include, but are not limited to those identified:

     The expectation that we will become the leading on-line health information network depends on our ability to continue to: (i) obtain high quality editorial content, (ii) implement effective traffic building programs, as well as other general market conditions and (iii) competitive conditions within the market, (including, but not limited to, the introduction and further development of competitive web sites).

     The expectation that we will see a growth in revenues and positive net income as a result of our shift in focus to the on-line health network depends on customer interest, the ability to obtain successful revenue sources from advertisers, as well as other general market and competitive conditions within the on-line health network market.


                                 USE OF PROCEEDS

         All net proceeds from the sale of the Shares which are covered by this prospectus will go to the Selling Shareholders (as defined on page 15) who offer and sell their shares. We will not receive any proceeds from sales of Shares by the Selling Shareholders.


                          DESCRIPTION OF OUR SECURITIES

COMMON STOCK

         Our articles of incorporation authorize 29,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of March 9, 1999, there were approximately 15,856,292 shares of common stock outstanding. Each holder of a share of common stock gets one vote per share on all matters submitted to a vote of shareholders but may not cumulate votes for the election of directors. Holders of common stock also are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of our dissolution, liquidation or winding up, holders of common stock are entitled to share ratably in all assets. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All the outstanding shares of common stock are fully paid and nonassessable.


WARRANTS

         We have outstanding warrants to purchase  approximately  341,213 shares
of  common  stock  with  various  parties  with  varying   exercise  prices  and
termination dates.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock by the selling shareholders (the "Selling Shareholders") and as adjusted to give effect to the sale of the Shares offered by this prospectus:

                                                                             BENEFICIAL OWNERSHIP
                                                                                AFTER OFFERING
                                                                          ------------------------
                                         SHARES
                                       BENEFICIALLY
       SELLING SHAREHOLDER            OWNED PRIOR TO     SHARES BEING      SHARES(1)     PERCENT
                                         OFFERING           OFFERED
------------------------------------ ---------------    --------------    -----------   ----------
Robert  S.  Colman,  trustee  UDT
    3/13/85                             175,000              100,000          75,000           *
Wayne W. Mills                          288,000               50,000         238,000         1.5
Larry Arnold                            153,000               46,000         107,000           *
Jon C. Baker                            583,000              200,000         383,000         2.4
Van Wagoner Capital Management, Inc.  4,143,500            2,000,000       2,143,500        13.5
David R. Wilmerding                     711,000              200,000         511,000         3.2
---------------------------------

*  Less than one percent

(1) Assumes the sale of all of the Shares offered in this prospectus.

         NONE OF THE SELLING SHAREHOLDERS OR THEIR RESPECTIVE OFFICERS AND DIRECTORS HAVE NOT HELD ANY POSITIONS OR OFFICE OR HAD ANY OTHER MATERIAL RELATIONSHIP WITH THE COMPANY OR ANY OF OUR AFFILIATES WITHIN THE PAST THREE YEARS.

         We have agreed with the Selling Shareholders to file with the Commission, under the Securities Act, the Registration Statement of which this prospectus forms a part, with respect to the resale of the Shares, and have agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier of (i) three years after the last Adjustment Shares may be issued to the Selling Shareholders, (ii) the date that all of the Selling Shareholders may sell all of their Shares under Rule 144(k) of the Securities Act, or (iii) such date that none of the Selling Shareholders own any of the Shares offered hereby.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders, or their pledgees, donees, transferees or others who succeed to their interest, may offer their Shares at various times in one or more of the following transactions:

        -on the Nasdaq SmallCap Market;

        -in the over-the-counter market;

        -in negotiated transactions other than the Nasdaq SmallCap Market or th over-the-counter market;

        -in connection with short sales;

        -by pledge to secure debts and other obligations;

        -in connection with the writing of call options, in hedging transactions
         and  in   settlement  of  other   transactions   in   standardized   or
         over-the-counter options; or

        -in a combination of any of the above transactions.


         The Selling Shareholders may sell their Shares at market prices at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The Selling Shareholders may use broker-dealers to sell their Shares. If this happens, broker-dealers will either receive discounts or commissions from the Selling Shareholder, or they will receive commissions from purchasers for whom they acted as agents.

         If the Selling Shareholders give or pledge their Shares to another person, such person may sell such Shares as a Selling Shareholder under this prospectus. Any Shares that qualify for sale under Rule 144 of the Securities Act may be sold under such rule rather than pursuant to this prospectus.


                                  LEGAL MATTERS

         For purposes of this offering, Preston Gates & Ellis LLP, Seattle, Washington, is giving its opinion on the validity of the Shares.


                                     EXPERTS

         The financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses relating to the registration of the Shares will be borne by the registrant. Such expenses are estimated to be as follows:

Registration Fee
Securities and Exchange Commission                    $10,103.63
Accountants' Fees                                      $2,500.00
Legal Fees                                            $11,000.00
Miscellaneous                                            $500.00
                                                      ----------
         Total                                        $24,103.63


Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article XII of the Articles of Incorporation of the Company authorizes the Company to indemnify any present or former director or officer to the fullest extent not prohibited by the Washington Business Corporation Act, public policy or other applicable law. Chapter 23B.8.510 and .570 of the Washington Business Corporation Act authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the 1933 Act. The directors and officers of the Company are entitled to indemnification by the Selling Shareholders against any cause of action, loss, claim, damage, or liability to the extent it arises out of or is based upon the failure of the Selling Shareholder (or his donees, legatees, or pledgees) to comply with the prospectus delivery requirements under the federal securities laws or any applicable state securities laws or upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the prospectus contained herein, as the same shall be amended or supplemented, made in reliance upon or in conformity with written information furnished to the Company by such Selling Shareholder.

         In addition, the Company maintains directors' and officers' liability insurance under which its directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.


Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a)
   EXHIBIT                                                              PAGE
     NO.                     DESCRIPTION                                 NO.
  --------    ------------------------------------------------------   ------
    3.1       Articles of Incorporation of the Company*
    3.2       Bylaws of the Company*
    4.1       Form of Subscription Agreement relating to the
               purchase of the Common Stock**
    4.2       Form of Registration Rights Agreement***
    5         Opinion of Preston Gates & Ellis LLP regarding
                legality                                                 22
   23.1       Consent of Ernst & Young LLP, Independent Auditors         23
   23.2       Consent of Preston Gates & Ellis LLP****


*        Incorporated by reference to the Form S-3 of the Registrant filed
           December 31, 1998 (333-69989).
**       Incorporated by reference to Exhibit 10.28 to the Form 10-K of the
           Registrant for the year ended December 31, 1998.
***      Incorporated by reference to Exhibit 4.7 to the Form 10-K of the
           Registrant for the year ended December 31, 1998.
****     Contained within Exhibit 5

Item 17. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and executive officers of the Registrant pursuant to provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director or executive officer of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director or executive officer in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver or caused to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (4) That, for the purposes of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (7) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 31st day of March, 1999.

                                          ONHEALTH NETWORK COMPANY

                                          By:     \S\ ROBERT N. GOODMAN
                                             ----------------------------------
                                                  Robert N. Goodman
                                          President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on the dates set forth below.


           SIGNATURES                             TITLE                             DATE
-----------------------------      ---------------------------------------    ----------------


   \s\ ROBERT N. GOODMAN           President, Chief Executive Officer,         March 30, 1999
-------------------------          Director (Principal Executive Officer)
      Robert N. Goodman

   \s\ MICHAEL D. CONWAY           Controller, Vice President and              March 30, 1999
-------------------------          Secretary (Principal Financial and
      Michael D. Conway             Accounting Officer)

   \s\ MICHAEL A. BROCHU           Chairman of the Board of Directors          March 29, 1999
-------------------------
      Michael A. Brochu

                                   Director                                    March __, 1999
-------------------------
       Ann Kirschner

   \s\ RAM SHRIRAM                 Director                                    March 26, 1999
-------------------------
      Ram Shriram

   \s\ RICK THOMPSON               Director                                    March 31, 1999
-------------------------
      Rick Thompson



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